Kazoo

Kazoo is a game-changing, live-streaming, personal safety app solving the security concerns you and your family care about most.


The Most Robust
Safety & Social App
Riding in Uber
Battery at 11%
Arrived at school
38th St NW
Get directions
15 min drive to Dad
Livestreaming
@Tryst in Georgetown

Invest

$99.76 minimum investment

Deadline October 31, 2022
in 2 months

Unit Price
$1.72

Total Raised
$35,220

Valuation
$7,080,851

4(a)(6) offering provided by Netcapital Funding Portal Inc.

DEAL HIGHLIGHTS

- Over $650K already raised from the founders and 450 investors!
- Kazoo Awarded "2021 Impact Company of The Year Award" by DotCom Magazine.
- Secured a global partnership with RapidSOS for enhanced connectivity to 350M+ mobile devices.
- Vetted by AT&T/FirstNet to enter into their B2B App Developer Certification Program—the nation's only app ecosystem for public safety.
- Kazoo's Head of Product Design previously created an app (Fancy) that grew to 15 million users and was named one of the best apps of the year in the Apple and Google App Stores.
- The global smartphone users market is 6.3 billion and is projected to grow at a CAGR of 3.8% to reach 7.5 billion by 2026, according to Statista.

> "Until Kazoo, no product has addressed the myriad challenges that safety brings. In my 9 years at Google, I noticed that even Google has a safety product for its own employees, but Google had no interest in developing a product that integrates into the public safety system. I'm excited to invest in Kazoo to see a product come to market of this kind."
>
> *— Patrick Spaulding Ryan, PhD*
> *Former Strategy & Operations Principal, Google, Kazoo Accredited Investor*

INTRODUCTION

About Kazoo

Kazoo created a mobile platform for today's busy families, bringing them closer together by helping them better connect to, communicate with and protect the people they care about most.

Our addressable market is limited only by the number of people who have smartphones. Our ultimate goal is to disrupt the multi-billion dollar security, safety, and location services industries by building a global user base of security-conscious families.

PROBLEM

More than 10 million 911 calls are sent to the wrong call center each year.

Nearly 1 in 2 Americans feel highly concerned for their safety.

“What is the address of your emergency?” is the first question 911 dispatchers ask, and for a good reason: A dispatcher's first goal is to get help on the way. But relaying your location is often easier said than done. In emergencies, you may not know your exact location, or you may be unable to articulate it clearly due to injuries or stress.

911 systems are getting old, and you can be in danger when they fail. **More than 10 million 911 calls are sent to the wrong call center and require a transfer every year**. Once you finally connect to the right call center, 911 dispatchers do not always have the vital information they need (your name and pinpoint location) to send help to you.

problem



WHY OUR EMERGENCY ‘911 SYSTEM’ IS BROKEN
PROBLEM #1
“911 CAN’T ALWAYS FIND YOU IN AN EMERGENCY USING 50-YEAR-OLD TECHNOLOGY”
CBS
PROBLEM #2
“MORE THAN 10 MILLION 911 CALLS SENT TO THE WRONG 911 CENTER EACH YEAR, REQUIRE TRANSFER”
NBC

SOLUTION

Safety in seconds, and all on one screen

Kazoo’s mobile platform solves these two critical problems and ensures that help can always arrive when needed.

solution



Kazoo made the world’s first SOS app that alerts loved ones, livestreams video, pinpoints your location, and connects with 911—on one screen, in seconds.
Mom
Viewing
Dad
Viewing
Streaming from
132 Canal Rd NW
call
911
GEORGETOWN
WEST END
FOGGY BOTTOM

PRODUCT

How our technology works

The screens below demonstrate how Kazoo's life-saving technology works. When you tap SOS (left), your emergency contacts (right) see an instant live stream of the scene and have (6) vital data points and functions at their fingertips.

The following real-life scenario shows how Kazoo is used to save you or a loved one's life.

- Imagine your daughter in an Uber where she's in a life-threatening situation—you both have Kazoo installed.
- When she taps the SOS button, you instantly receive a live stream broadcast of what's happening.
- She's in a compromised situation. . .but you can connect with the nearest 911 center to her on her behalf.
- The 911 dispatcher instantly receives all of her vital information (name, phone number, location), while you describe what's going on at the scene—all in under 30 seconds.
- The dispatcher then deploys the appropriate emergency responder resources to the scene.

Kazoo app lifecycle


Person-In-Crisis
Starts SOS livestream from rideshare
SOS
Mom Viewing
Dad Viewing
Streaming from 132 Canal Rd NW
call 911
Emergency Contact
Receives SOS alert and livestream
Instantly see PIC's exact location
See who else is viewing emergency
Connect to nearest 911 center
Push-to-talk with PIC
Share live link with first responders
Track PIC's real-time location

Broad Safety Applications

Many unpredictable events are out of our control. Kazoo helps people get the urgent assistance they need in virtually every emergency situation.

safety applications


Rideshare safety
Medical emergencies
Child safety
Public safety emergencies
Natural disasters
School incidents

Kazoo—the all-in-one 'must have' mobile app for life

Kazoo keeps you safe—and connected. We differentiate ourselves from other apps on the market by combining the power of dozens of apps into one. Kazoo's pioneering approach aims to disrupt the safety and location-based lifestyle markets.

versatile safety & social app


The Most Versatile Safety & Social App
Protect each family member with livestreaming, digital and location safety features.
Riding in Uber
Battery at 11%
Arrived at school
38th St NW
Get directions
15 min drive to Dad
Livestreaming
@Tryst in Georgetown

Everything in your life revolves around location. So whether it's safety-related incidents or being connected with your family throughout the day (child/family check-ins, coordinating meetups, texting, and video chat), Kazoo developed a mobile platform that's an extension of how you live.

With more than 50 robust location-based communications and connectivity features, Kazoo meets all the demands of today's digitally native families.

Kazoo mobile app


kazoo SOS
Livestream video, pinpoint location & connect with 911 in seconds

safety and social simplified


Safety & Social, Simplified
SOS
Get safety (and peace of mind) with a single tap
Find
See what your network is up to with a single glance.
Social
Talk, text, livestream, and share location from a single map-based interface.
Groups
Create, manage, and run events in real-time from a single dashboard.

TRACTION

Positioned for exponential growth

Kazoo secured a global technology partnership with RapidSOS— the world's first emergency response data platform that links real-time life-saving data from any connected device directly to 911 and first responders in an emergency. The RapidSOS Platform powers 5,200+ Emergency Communications Centers (ECCs) across the US, covering 92% of the population.

Kazoo is RapidSOS Ready, which means that our users can securely connect directly to first responders in an emergency on a global scale. Via RapidSOS's API, Kazoo has enhanced connectivity with over 350 million devices.

RapidSOS


kazoo RapidSOS
Kazoo users can securely connect their life-saving data to over 4,800 public safety agencies nationwide.
Kazoo is certified as RapidSOS Ready
RapidSOS
Ready

Kazoo was vetted and enrolled into AT&T/FirstNet's B2B App Developer Certification Program—the nation's only app ecosystem for public safety that includes police officers, EMTs, firefighters, and state/federal agencies.

Being FirstNet Certified™ means that our technology meets the service-level expectations of relevance, security, scalability, availability, and data privacy.

Kazoo anticipates becoming FirstNet Certified™ in 2022. which would yield the following benefits:

1. Kazoo would gain access into a seamless nationwide distribution channel into the premium business-to-business marketplace for public safety
2. Kazoo would be able to leverage joint marketing opportunities with AT&T/FirstNet
3. Kazoo would have a pathway into AT&T Consumer Division for potential mass-scale customer and revenue opportunities

FirstNet Developer Program


FIRSTNET
Built with AT&T
Developer Program
Accelerate the advancement of public safety by feeding the
App Catalog with relevant digital tools

> **“Together with innovative companies like Kazoo certified as RapidSOS Ready, we’re providing people with an added layer of safety and security and we’re supporting our heroic first responders in saving millions of lives annually.”**
>
> *— Michael Martin*
> *CEO of RapidSOS - Trusted data provider for 5,200+ public safety agencies worldwide*

CUSTOMERS

Kazoo’s customer acquisition strategy includes a business-to-business (B2B) and business-to-consumer (B2C) model to maximize growth and revenue.

B2C: We believe the quickest route to revenue upon launch is direct to consumers—digitally native families looking for a safety and lifestyle app to keep their families safe and connected at all times.

B2B: Companies with millions of users can integrate Kazoo's mobile safety platform via an API into their existing apps to:

- Increase revenue via paid subscriptions
- Increase market share by attracting new customers
- Improve customer retention by providing additional value to customers beyond core products and services
- Build long-term brand value by demonstrating a commitment to personal and family safety

Kazoo's initial market focus is expected to reach telcos, theme parks, and home security companies. From an ROI perspective, with just one or two B2B contracts, Kazoo's valuation has the potential to increase by adding new users to our mobile platform.

Business-to-Business Rollout Strategy

Business-to-Business Rollout Strategy

Telcos

6 billion smartphone subscribers worldwide



AT&T
Verizon
T-Mobile
Deutsche Telekom
Vodafone
Bell Canada

Theme Parks

521 million visitors annually worldwide



Disney
Merlin Entertainment
Universal Parks
Six Flags
SeaWorld Parks
Parques Reunidos

Home Security

41.2 million households in the U.S.



Vivant
Guardian
ADT
Brinks
Monitronics
Vector Security

BUSINESS MODEL & GROWTH STRATEGY

How does Kazoo plan to generate its income?

Our business model is predicated on building a large critical mass of users and monetizing them through a subscription-based consumer model and indirectly through B2B third parties. Kazoo's success will be measured in terms of our average revenue per user (ARPU), the size and breadth of our corporate licensing contracts, and our user base.

Kazoo's growth roadmap includes migration towards Web 3.0:

- Interconnectivity between smartphones and smart medical devices
- Pairing wearables for the elderly, kids, and pets
- Car telematics and advanced driving analytics
- Integration with home security systems to provide safety to families both inside and outside the home

Kazoo mobile platform aims to provide preemptive safety and security capabilities for users across all types of mobile devices, allowing for maximum market penetration.

MARKET

$12B+ Serviceable Available Market (SAM)

Our total addressable market (TAM) in the U.S. is $285B, and we've targeted a $12B serviceable available market (SAM). Our scalable and cost-efficient go-to-market strategy focuses on national channel partners to reach millions of end-users.

We are currently primarily focused on the U.S. market; however, our potential addressable market includes anyone with a smartphone, which is estimated to be more than 6 billion people globally. In addition, Kazoo plans to expand into international markets because we believe our mobile platform is highly scalable. The costs of entry into new markets are low and highly profitable via business-to-business overseas licensing contracts.

market



Market Opportunity
$285B Total Addressable U.S. Market (TAM)
276 million U.S. smartphone users
$419 Average Revenue Per User: 60-month subscription @ $6.99/mo
$12B Serviceable Available Market (SAM)
25 million U.S. smartphone users who purchase 3-4 apps per month
$419 Average Revenue Per User: 60-month subscription @ $6.99/mo
9:41
SOS
My Family
Englewood
HARLEM
MANHATTAN
UPPER EAST SIDE
HELL'S KITCHEN
My Family
Refresh
Katherine Steele
Locator
People
Places
Chat
More

COMPETITION

Kazoo's Competitive Edge

Kazoo developed a mobile app live streaming platform that keeps families safe and connected to those they care about most. We differentiate ourselves from other apps on the market with our one-of-a-kind live streaming emergency mobile platform and by combining the power of dozens of apps into one.

By bundling safety, location-based services, live streaming, group communications, and expansive social features, we allow ourselves to step outside the personal safety market and target a higher number of lifestyle users.

competition

	kazoo	Life360	GeoZilla
Combines safety, location, communications and social functionality in one app	✓	–	–
Real-time livestream to contacts for non-emergency scenarios	✓	–	–
Instantly transmits vital user-specific information to 9-1-1 center in seconds	✓	–	–
Connects to 5,200+ emergency call centers worldwide	✓	–	–
Users can share livestream link directly with 9-1-1 centers and first responders	✓	–	–
Emergency contacts receive SOS livestream video and location data	✓	–	–
Emergency contacts can call 911 on victim's behalf that routes to nearest call center	✓	–	–
Automatically saves SOS livestream incident and location data on user's phone	✓	–	–
SOS data owned and controlled by the user	✓	–	–
Full-featured GPS location services	✓	✓	✓
Driving analytics	–	✓	✓
Roadside assistance	–	✓	–
App monthly price	$6.99/mo.	$9.99/mo.	$11.96/mo.
B2B Enterprise Focus	✓	–	–
Monthly Active Users	–	32.3M	<1M

VISION

Targeting a successful exit of $100M+

Kazoo's mobile platform is based on foundational technology developed over four years. Our technology is complex and sophisticated, which makes the barrier to entry difficult for any competitor. Thus, when it comes down to a make/buy decision, because time-to-market is critical, we believe the most likely end result would be an acquisition of Kazoo.

Of course, every company starts small, which is the case with Kazoo; however, upon product launch and with just a few corporate contracts, our valuation could quickly and substantially increase—as it so often does with tech companies in the mobile app sector.

"We are honored to award great companies like Kazoo our DotCom Magazine 2021 Impact Company of The Year Award. Companies have so many ways to make an impact–Kazoo's unique approach is ensuring peoples' safety during emergencies."

— Andy Jacob
CEO of DotCom Magazine

TEAM

Kazoo has assembled a superior, experienced, and passionate team representing 70 years of entrepreneurial and scalable company growth. We believe our combined expertise in product development, rapid time-to-market execution, finance, and business strategically positions Kazoo for success in meeting our financial and expansion goals.



Peter J. Goodman

CEO

Peter brings the Kazoo vision to life. A lifelong entrepreneur with a strong track record of building and launching rapid-growth SaaS companies in the healthcare, technology, and mobile app sectors, Peter oversees all of Kazoo's day-to-day operations, including UI/UX design, product engineering and development, release schedules, product roadmaps, channel partnerships, and corporate messaging. Prior in his career, as founder and CEO of an international venture capital funded software development company, he turned a simple desktop application into an algorithmic and scalable enterprise staff scheduling technology platform; this platform is now used by more than 1,200 medical institutions worldwide. His vast experience with mobile app and application development, advertising, branding, messaging, digital marketing, project management, and architecting and designing custom web-based applications fuels his drive for Kazoo to reach mass adoption on a global scale. Peter received his M.A. from The Johns Hopkins University and a B.A from Washington University in St. Louis.



Jake Frey

Head of Product Design

As Head of Product Design, Jake is a creative, dedicated mobile app designer committed to building world-class products that are aesthetically and functionally appealing for all users. Jake is Founder and Creative Director of Dream Team, whose clients include Apple, Twitter, Snapchat, Hermès, and Kanye West. Working with top tech companies, he has also built Apple Pay with Apple, Twitter Commerce with Twitter and products for iOS, Android, Google Glass, and Apple Watch. As the former Creative Director of Fancy, he worked to create an app that grew to 15 million users and raised $100 million, as well as being named one of the best apps of the year in the Apple and Google App Stores.





Scott Woldin

Head of Marketing

Scott is responsible for all branding and design for both corporate and consumer marketing. Scott is highly trained and experienced in developing corporate identities and multi-layered advertising campaigns. He has led the creative efforts of agencies in large markets such as Chicago, Charlotte, Louisville, and Washington, D.C., with a client roster including Sprint PCS, Motorola, YUM! Brands, and the NFL Players Club, to name a few. Formerly serving as the Art Director of One Alliance Communications, an independent creative agency, Scott led the concept development and layout team in all areas of print, outdoor, broadcast, and interactive advertising and design, taking each project from initial meeting to end product.

Laurie Johnston

Head of Finance

As Head of Finance for Kazoo, Laurie is an experienced financial executive with a focus on and expertise in fast-growth tech companies. She has helped secure millions in venture capital and private equity funding while also being a member of multiple management teams over her career. While working as VP of Finance at SOALogix, Laurie worked with the president to secure over $10M in equity financing and private investors, as well as leading the effort with senior management in the development and preparation of 12 to 60-month budgets and financial projections. Laurie has also developed sophisticated financial modeling and cash flow forecasting, including accrual-based financial projections for profit and loss, balance sheets, and cash flow statements.

USE OF PROCEEDS

If the offering's maximum amount of $307,801 is raised:

Use	Value	% of Proceeds
Marketing	$50,000	16.2%
Product Development	$150,000	48.7%
Payroll	$80,455	26.1%
Technology Infrastructure	$12,264	4.0%
Intermediary fees	$15,082	4.9%

TERMS

This is an offering of Series B units, under registration exemption 4(a)(6), in Kazoo LLC. This offering must raise at least $10,000 by October 31, 2022 at 9:58pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Kazoo may issue additional securities to raise up to $307,801, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,295,728 units
× $1.72 per unit

$7,388,652 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on July 8, 2021

Form C/A on August 17, 2021

Form C/A on August 30, 2021

Form C/A on October 18, 2021

Form C/A on November 9, 2021

Form C/A on November 15, 2021

Form C/A on December 6, 2021

Form C/A on December 9, 2021

Form C/A on January 5, 2022

Form C/A on January 18, 2022

Form C/A on January 28, 2022

Form C/A on February 22, 2022

Form C/A on March 23, 2022

Form C/A on April 22, 2022

Form C/A on May 26, 2022

Form C/A on June 21, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn

UPDATES

Jun 21, 2022 • Filed Form C/A

May 26, 2022 • Filed Form C/A

Apr 22, 2022 • Filed Form C/A

Mar 23, 2022 • Filed Form C/A

Mar 21, 2022 • Kazoo recently re-launched an updated...

Feb 22, 2022 • Filed Form C/A

Feb 8, 2022 • Kazoo Community, Kazoo Brand Ambassador and...

Feb 7, 2022 • We reached $30,174 in investments! Thank you...

Jan 28, 2022 • Filed Form C/A

Jan 18, 2022 • Filed Form C/A

Jan 5, 2022 • Filed Form C/A

Dec 27, 2021 • Kazoo Community, What we've developed is a...

Dec 23, 2021 • Kazoo Community, I recently had the...

Dec 16, 2021 • Kazoo Community, We're transforming how...

Dec 14, 2021 • Kazoo Community, This is your final reminder...

Dec 10, 2021 • We have some exciting news! CEO and Host of...

Dec 9, 2021 • Filed Form C/A

Dec 8, 2021 • Kazoo Community, The clock is ticking! It's...

Dec 6, 2021 • Kazoo Community, Our award winning mobile...

Dec 6, 2021 • Filed Form C/A

Dec 3, 2021 • Kazoo Community, Want to learn more about...

Dec 2, 2021 • Hello Kazoo Community, For those of you...

Nov 16, 2021 • KAZOO AWARDED 2021 IMPACT COMPANY OF THE YEAR...

Nov 15, 2021 • Filed Form C/A

Nov 9, 2021 • Filed Form C/A

Nov 1, 2021 • Just out today! DotCom Magazine's Exclusive...

Oct 18, 2021 • Filed Form C/A

Sep 21, 2021 • Join Kazoo's CEO for Interactive Investor...

Sep 3, 2021 • From CEOs to single mothers, Kazoo has more...

Aug 30, 2021 • Filed Form C/A

Aug 24, 2021 • WE'RE EXCITED TO ANNOUNCE THAT "ISRAEL'S #1...

Aug 17, 2021 • Filed Form C/A

Jul 8, 2021 • Primary offering of 178,954 units at $1.72

Jul 8, 2021 • Filed Form C

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